EXHIBIT 99.2

NOTICE OF REDEMPTION

To the Holders of

LTC PROPERTIES, INC.

8.5% Series E Cumulative Convertible Preferred Stock

CUSIP No. 502175 508

NOTICE IS HEREBY GIVEN BY LTC PROPERTIES, INC. (THE “COMPANY”), pursuant to the provisions of the Company’s Articles Supplementary Classifying the 8.5% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”), that the Company is redeeming 37,816 shares of Series E Preferred Stock representing all outstanding shares of the Series E Preferred Stock and such shares are hereby called for redemption on September 9, 2010 (the “Redemption Date”).  The redemption will be in accordance with the Depository Trust Company’s procedures.  Upon presentation and surrender of certificates for the Series E Preferred Stock, bearing any necessary stock transfer tax stamps thereto affixed and cancelled and properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, on or after the Redemption Date at the address of the Redemption Agent described below, the Series E Preferred Stock will be redeemed at the redemption price of $25.00 per share plus accrued and unpaid dividends payable up to and including the Redemption Date for a total of $25.4191 per share (the “Redemption Price”).

After the Redemption Date, dividends on such Series E Preferred Stock will cease to accrue on such shares and such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders in respect of such Series E Preferred Stock being redeemed will terminate, except for the right to receive the Redemption Price, without interest thereon.

Payment will be made upon presentation and surrender of the certificates as aforesaid on or after the Redemption Date at the principal office of the Redemption Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attn: Reorganization Dept.
Telephone: 877-248-6417

Under the provisions of the Interest and Dividend Tax Compliance Act of 1983, Paying Agents may be obligated to withhold 28% of the redemption price from any shareholder who has failed to furnish the Paying Agent with a valid taxpayer identification number and a certification that such shareholder is not subject to backup withholding under that Act.  Shareholders who wish to avoid the application of these provisions should submit a completed W-9 when presenting their certificates.

LTC PROPERTIES, INC.

August 10, 2010